EXHIBIT 10.10

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement"), is made as of December 6, 2007, between P.A.M. Transportation Services, Inc. ("Company"), a Delaware corporation, and Manuel J. Moroun ("Consultant").

WHEREAS, Consultant serves as a member of the Board of Directors of Company ("Board"); and

WHEREAS, Consultant is an executive with a wide range of business experience and skills; and

WHEREAS, Company desires to have the benefit of Consultant's knowledge and experience in a consulting capacity; and

WHEREAS, Consultant desires to provide consulting services to Company on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Consulting Arrangement. Company hereby retains and engages Consultant to perform consulting services for and on behalf of Company, from the date hereof until the Consulting Term (as hereinafter defined) is terminated in accordance with the terms and conditions hereinafter set forth, and Consultant hereby accepts such engagement.

(a) Duties as Consultant. Consultant, upon reasonable notice, shall furnish to Company consulting services which shall include consultation and advice as to management and operation of the Company and such other consulting activities as Company may reasonably request and as are reasonably acceptable to Consultant pursuant to this Agreement. Subject to any fiduciary duties Consultant owes to Company by virtue of being a member of the Board, Consultant shall be free to engage in any other employment or businesses whatsoever.

(b) Fees. In consideration for the services rendered under this Section 1, Company shall pay Consultant a sum of One Hundred Thousand and NO/100s Dollars ($100,000.00) per year, payable beginning September 1 and on each December 1, March 1, June 1 and September 1 thereafter (the "Quarterly Compensation") until the end of the Consulting Term, as hereinafter defined.

(b) Independent Contractor. Consultant's services pursuant to this Section 1 shall be rendered as an independent contractor and shall not constitute Consultant as an employee or agent of Company for any purpose, including but not limited to entitlement to participation in any benefits available to employees of Company; provided, however, that the foregoing shall not (i) be construed as modifying or eliminating any of Consultant's rights to receive benefits from the Company which arise under any other agreement between Company and Consultant, or (ii) prohibit Consultant from receiving any options or shares under the Company's stock option plan that may, from time to time, be granted to Consultant by the Board or in consideration of Consultant acting as a member of the Board. Although the Company may specify the results to be achieved by Consultant, the Company shall not control or direct Consultant as to the details or means by which such results are accomplished. Further, Consultant shall be solely responsible for the payment of any federal, state or local income or payroll taxes attributable to the fees to be paid under this Agreement and shall hold the Company, its officers, directors and employees harmless from any liability arising from the failure to pay such taxes.

(c) Expenses. Company shall reimburse Consultant for any reasonable and necessary expenses incurred by him in connection with the performance of his services hereunder.

2. Term. The term of this Agreement as it relates to consulting services performed by Consultant pursuant to Section 1 shall be for a period of one (1) year from the date hereof (the "Initial Term") and shall be automatically renewed for subsequent one (1) year periods (each a "Subsequent Term") until terminated pursuant to the provisions set forth in Section 3 (the Initial Term and each Subsequent Term shall be collectively referred to herein as the "Consulting Term").

3. Termination. This Agreement shall terminate on the earlier of (1) 5 years from the date hereof; (2) death of the Consultant; (3) disability of the Consultant; or (4) mutual agreement. Upon the termination of this Agreement, payment of all compensation to Consultant, including Quarterly Compensation shall cease, except as otherwise agreed by the parties.

4. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Arkansas.

5. Notices. All notices, demands and requests given or required to be given by either party hereto to the other party shall be in writing. All such notices, demands and requests shall be deemed to have been properly given if served in person, sent by registered or certified mail, return receipt requested, postage prepaid, sent by telefacsimile (and receipt confirmed) or by prepaid nationally recognized overnight delivery service providing proof of delivery, addressed as follows:

If to Company: If to Consultant:
P.A.M. Transportation Services, Inc
297 West Henri Detonti Boulevard Tontitown, AR 72770
Attn: Robert Weaver, CEO
FAX: (479) 361-5473

Manuel J. Moroun
12225 Stephens Road
Warren, MI 48089
FAX: (586) 759-2220

Notices, demands and requests sent pursuant to this section shall be deemed to be received if received by telefacsimile (and receipt confirmed), by person, on the date of delivery, by registered or certified mail, three (3) business days after mailing, and if sent by prepaid overnight delivery service, on the next business day.

6. Contents of Agreement, Amendment and Assignment. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified or terminated except upon written amendment executed by the parties hereto. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto, except that the duties, responsibilities and rights (including all rights to receive payment) of Consultant hereunder are of a personal nature and shall not be assignable in whole or in part by Consultant.

7. Severability. If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application.

8. Non-Waiver of Default. Any failure of any party hereto, on one or more occasions, to enforce and require the strict keeping and performance of any of the terms and conditions of this Agreement shall not constitute a waiver of any such terms or conditions at any future time and shall not prevent such party from insisting on the strict keeping and performance of such terms and conditions at any later time.

9. Captions. The captions or headings of the Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof

10. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

COMPANY
By:	/s/ Robert W. Weaver

CONSULTANT
/s/ Manuel J. Moroun
Manuel J. Moroun, an individual